Jarett Levan

BBX Capital Corporation

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is signed as of November 12, 2012, by and between BBX Capital Corporation, a Florida corporation (the “Company”) and Jarett Levan (the “Executive”) but effective as of September 30, 2012 (the “Effective Date”).

WHEREAS, the Company desires to employ the Executive as President and the Executive desires to accept such employment, all upon the terms and conditions set forth in this Agreement;

WHEREAS, the Executive has experience and expertise in the Company’s business (the “Business”).  By virtue of his employment with Company, and the predecessors from which it emerged, the Executive has become familiar with and possesses knowledge of the manner, methods, trade secrets and other confidential information pertaining to the Business.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Agreement, the Company and the Executive agree as follows:

1.Recitals; Defined Terms.  The above recitals are true and correct and are incorporated herein by reference.   When used in this Agreement, a “Change in Control” shall be deemed to occur if:

1.1 any “person” (as such term is utilized in Section 13(d) and Section 14(d)(2) of the Securities and Exchange Act), including without limitation any “group” (as such term is utilized in Section 13(d)(3) of the Exchange Act), who is not, on the date of this Agreement, either (1) an affiliate of the Company, or (2) the beneficial owner of 10% or more of the Company’s issued and outstanding common stock, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act) of securities of the Company (or any successor thereto) representing more than 33% of the votes that may be cast for the election of directors of the Company, or any successor company as the case may be; or

1.2 any person who is not, on the date of this Agreement an affiliate of the Company, shall become a  shareholder of the Company holding fifty percent or more of the outstanding stock of any class of the Company; or

1.3 as the result of, or in connection with, any cash or other tender offer, or exchange offer, merger, consolidation or other business combination, or any combination of any one or more of the foregoing transactions, the persons who were directors of the Company immediately prior to the consummation of any such transaction or combination of transactions shall cease to constitute a majority of the directors of the Company, or any successor thereto; or as a result of a sale of all or substantially all of the assets of the Company, or any liquidation, dissolution, bankruptcy, assignment for the benefit of creditors (whether such action is voluntary or involuntary by the Company), or any similar transaction or any combination of any one or more of the foregoing or similar transactions, the persons who were directors of the Company immediately prior to the consummation of any such transaction or combination of transactions shall cease to constitute a majority of the directors of the successor to the Company.

2.Employment Term.  The term of the Executive's employment (the "Term") begins on the Effective Date and concludes three (3) years from the Effective Date; provided, however, that the Term shall be automatically renewed for successive one-year periods commencing on the third anniversary of the Effective Date unless: (i) either the Company or the Executive, not fewer than six (6)  months prior to the expiration of the initial three year term, provides notice of intention not to renew the Agreement for a one year term or, during any one year extension of the initial term, provides notice of intention not to renew not fewer than ninety (90) days prior to the expiration of any such one year term, (ii) the Executive terminates this Agreement for Good Reason (defined below), (iii) the Company terminates this Agreement for Cause (defined below) or (iv) this Agreement is otherwise terminated in accordance with its provisions.

3. Services.

3.1 Office and Duties.    During the Term, the Executive shall serve as President of the Company, subject to the terms of this Agreement, with such duties, authority and responsibility as are commensurate with such position, subject to oversight and direction of the Company’s Chief Executive Officer.  In exercising his duties and responsibilities, the Executive shall have all the power and authority necessary to fulfill and discharge his duties and responsibilities and shall abide by lawful directions given by the Board.  The Executive shall be responsible for such additional duties commensurate with his position not materially inconsistent with the foregoing as may be reasonably determined by the Board from time to time.

3.2Best Efforts.  During the Term, the Executive shall diligently and competently devote his best efforts and energies to the Business and affairs of the Company, and shall use his best efforts, skills and abilities to promote the interests of the Company and otherwise to discharge his obligations under this Agreement; provided, however, that nothing in this Agreement shall restrict the Executive from serving in executive capacities with any affiliated companies or pursuing interests in accordance with historical practice.

4.Compensation.

4.1Annual Base Salary.  During the Term, the Executive shall receive a base salary at the initial annual rate of Three Hundred Seventy Five Thousand Dollar ($375,000) (“Base Salary”), payable in accordance with the Company's normal payroll practices or at such other reasonable intervals as may from time to time be used by the Company for paying its other employees.  The Executive will be entitled to annual salary reviews and as such the Executive’s Base Salary may be increased by the Company’s compensation committee (the “Compensation Committee”) from time to time during the term of this Agreement but shall not be reduced without his written consent.

4.2Annual Bonus.  An annual bonus (the “Annual Bonus”) may be paid to the Executive of up to 80% of Base Salary in the discretion of the Compensation Committee. Such Annual Bonus amount shall include consideration of certain performance factors as determined by the Compensation Committee. Payments of Annual Bonus amounts to the Executive shall be made by March 31 of each year for the prior year’s performance. The Executive’s Annual Bonus opportunity shall commence in 2012, payable in cash by March 31, 2013 for 2012 performance.

4.3Discretionary Bonus Payable Currently.  Concurrent with the signing of this Agreement the Executive shall be paid a discretionary bonus of $650,000.

4.4Long Term Incentive Compensation.

4.4.1 Grant.  Concurrent with the signing of this Agreement, Executive shall be granted 188,401 shares subject to: (i) the definitions, terms, and conditions of the stock plan used by the Company (the “Plan”) by which their award is authorized, (ii) the restrictions and conditions noted below, and (iii) annual vesting in accordance with the following schedule (the “Restricted Shares”), which is measured from the Effective Date:

12 Months24 Months36 Months48 Months

47,10047,10047,10047,100

The Executive also shall be entitled to participate in such other plans for granting equity (e.g., future grants of restricted stock awards (“RSAs”) or other stock awards) as may subsequently be approved by the Compensation Committee.

These Restricted Shares are granted on the conditions that Executive remains employed by the Company through and including the respective vesting periods and that the Board has not terminated the employment of the Executive for “Cause,” as the term is defined in Section 6.2, below.

4.4.2 Carried Interest Compensation Plan.  In addition to the compensation otherwise provided herein, the Compensation Committee will also work with its Compensation Consultant and the Executive Management Team to develop a Carried Interest Compensation Plan (a “Carried Interest Plan”) consistent with the traditional private equity pay model. The Board has sole discretion and authorization to create such Carried Interest Plan.

5.Reimbursement of Expenses; Benefits.

5.1Reimbursement of Expenses.  Upon submission of appropriate documentation in accordance with the Company’s policy, the Executive shall be entitled to reimbursement for all reasonable, out-of-pocket expenses incurred by him during the Term in connection with the proper and efficient discharge of his duties hereunder, including, without limitation, all reasonable expenses incurred by the Executive for travel to promote the interests of the Company, as well as reasonable expenses for meals, hotels or other accommodations, and other customary items during any such trips, including existing expense reimbursement arrangements and practices.

5.2Employee Benefit Plans and Programs.  During the Term, the Executive shall be entitled to participate in the Company’s employee benefit plans and programs, including such 401(k) plans, health insurance and welfare plans as the Company may adopt for employees generally or for the Company’s executives, including existing plans and programs under existing practices.

5.3Vacations.  The Executive shall be entitled to paid vacation during each calendar year in such amounts as are commensurate with his position and company policy, however, no less than existing practices.

6.Termination.  The Executive's employment under this Agreement may be terminated by the Company or the Executive without any breach of this Agreement only under the circumstances set forth in ensuing Sections 6.1 through 6.4 and upon provision of the applicable compensation set forth in Section 7:

6.1Death.  This Agreement and the Executive's employment under this Agreement shall terminate immediately and automatically upon the Executive's death.

6.2By Company for Cause.   The Company may terminate the Executive's employment under this Agreement for Cause (as hereinafter defined).  “Cause,” as to the Executive, shall mean: (a) committing fraud against the Company or embezzlement of Company property; (b) being convicted of a felony or any other crime that involves moral turpitude under applicable laws of the United States or any state thereof; (c) an action or omission of the Executive which constitutes a willful and material breach of this Agreement which is not the result of the Executive's death or disability and which is not cured within fifteen (15) days after receipt by the Executive of written notice of the same from the Board.

6.3By Company Without Cause.  The occurrence of any of the following shall be deemed to be a termination by the Company of the Executive's employment under this Agreement “Without Cause:”  (a) any action taken by the Company to terminate the Executive's employment other than for Cause, including providing notice of intention not to renew this Agreement, which termination shall only be effective upon written notice to the Executive; (b) any breach of this Agreement by the Company; or (c) upon the Disability (defined below) of the Executive.  Failure of the Executive to timely terminate his employment upon the occurrence of an event described in subsection (b), above shall not result in a waiver of any right the Executive may have to terminate his employment based upon any future occurrence.  “Disability” shall mean any incapacity or disability of the Executive which renders the Executive mentally or physically unable to perform his duties under this Agreement as determined in accordance with Company policy. ermination due to Disability shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence.

6.4By Executive for Good Reason.    The occurrence of any of the following shall be deemed to be grounds for the Executive to terminate employment for Good Reason:.  (a) any action taken by the Company to materially diminish, or attempt to materially diminish, the duties, responsibilities or authority of the Executive if, within sixty (60) days after the Executive becomes aware of such action, the Executive notifies the Company in writing and the Company does not immediately correct such action(s); or (b) any action taken by the Company to materially change, or attempt to materially change the Executive's title or his position in the hierarchy of the Company if, within sixty (60) days after the Executive becomes aware of such action, the Executive notifies the Company in writing and the Company does not immediately correct such action(s); or (c)  any breach of this Agreement by the Company.

Failure of the Executive to timely terminate his employment upon the occurrence of an event described in subsections (a), (b), or (c) above shall not result in a waiver of any right the Executive may have to terminate his employment based upon any future occurrence.

7.Payments After Termination.  If this Agreement or the Executive's employment hereunder are terminated for the reasons set forth in Section 6.1 hereof, then the Executive's estate shall receive the annual Base Salary through the date of termination in accordance with the terms of this Agreement and the prorated portion of the Annual Bonus, to be calculated based on the average bonus paid over the prior two (2) years , through the date of termination in accordance with the terms of this Agreement.  If this Agreement or the Executive's employment hereunder are terminated for the reasons set forth in Sections 6.2 hereof, then the Executive shall receive the Base Salary through the date of termination in accordance with the terms of this Agreement. If this Agreement is terminated pursuant to Section 6.3 or 6.4 hereof, then the Executive shall receive:

(a) the Base Salary through the date of termination in accordance with the terms of this Agreement, and the prorated portion of the Annual Bonus, to be calculated based on the average bonus paid over the prior two (2) years, during the fiscal year and through the date of termination plus;

(b) a severance payment in an amount that equals 1.50 (or 2.00 times if within 2 years of a Change in Control)  times the Executive’s annual Base Salary and 1.50 (or 2.00 times if within 2 years of a Change in Control) times Annual Bonus opportunity at the time of the termination; plus

(c) accelerated vesting of granted but not vested Incentive Stock Options and Restricted Shares subject to the definitions, terms, and conditions of the Plan or plan by which their award is authorized; plus

(d) continuation of health insurance, life insurance,  dental insurance and other benefits received at the time of separation from the Company through the  18 months (or two  (2) years if within 2  years of a Change in Control)  following the year in which termination occurs.

Subsequent to Termination, the Executive shall not be entitled to receive any further compensation or benefits from the Company, except as expressly provided by this Agreement.  A condition to the Company’s obligation to provide the severance payments and benefits provided by this Agreement is that Executive complies with the obligations of non-competition, non-solicitation of customers,  confidentiality and non-disclosure referenced in Section 8 of this Agreement and provided for by Florida law and execute a general release in a form acceptable to the Board.

8.Non-Competition; Non-Disclosure, Confidentiality and Non-Solicitation of Customers.  Subsequent to the execution of this Agreement, Executive and Compensation Committee agree to sign a Non-Competition, Non-Disclosure, Confidentiality, and Non-Solicitation of Customers in term and scope acceptable to both parties.

9. Withholding.  Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive's estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

10.Notices.  All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to another shall be given in writing by personal delivery, by facsimile or by regular mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

If to the Company:

BBX Capital Corporation

c/o Compensation Committee Chair

P.O. Box 39001

Fort Lauderdale, FL  33303

Telephone: (954) 940-5020

If to the Executive:

Jarett Levan

P.O. Box 39002

Fort Lauderdale, FL 33303

or at such other address or facsimile number as may be given by any of them to the others in writing from time to time and such notices, requests, demands or other communication shall be deemed to have been received when hand delivered, on the day after the date sent by facsimile (with receipt confirmed) or, if mailed, the fourth day following the day of the mailing thereof; provided that if any such notice, request, demand or other communication shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such notice, request, demand or other communication shall be deemed to have been received on the fourth business day following the resumption of normal mail service.

11.Prevailing Party.  In the event of any dispute with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

12.Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the parties, and merge and supersede all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof.

13.Amendments to Agreement.  This Agreement shall not be amended except by a writing signed by each party to the Agreement, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to the Agreement.

14.U.S. Dollars.  All dollar amounts in this Agreement are stated in United States Dollars.

15.Governing Law.  This Agreement and its validity, construction and performance shall be governed in all respects by the law of the State of Florida, without giving effect to principles of conflicts of laws.  Any controversies of any nature whatsoever arising under this Agreement shall be subject to the exclusive jurisdiction of the courts of Broward County, Florida, which shall be the exclusive jurisdiction and venue for any disputes, actions or lawsuits arising out of or relating to this Agreement.  The parties to this Agreement irrevocably waive to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof, brought in Broward County, Florida and further irrevocably waive any claim that any suit, action or proceeding brought in Broward County, Florida, has been brought in an inconvenient forum.

17.Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement may not be assigned by the Executive without the prior written consent of the Company.  This Agreement may be assigned by the Company in connection with the sale, transfer or other disposition of all or substantially all of the Company's assets or business.

18.Pronouns.  Whenever the context requires, the use in this Agreement of a pronoun of any gender shall be deemed to refer also to any other gender, and the use of the singular shall be deemed to refer also to the plural.

19.Headings.  The headings of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

20.Calculation of Time Periods.  When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded.

21.Execution in Counterparts.  This Agreement may be executed in several counterparts, by original or facsimile signature, each of which so executed shall be deemed to be an original and such counterparts together shall be deemed to be one and the same instrument, which shall be deemed to be executed as of the date first above written.

23.Further Assurances.  The parties hereto shall sign such further documents and do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every party thereof.

24.Survival.  Any termination of this Agreement shall not affect the ongoing provisions of this Agreement, which shall survive such termination in accordance with their terms.

25.Severability.  The invalidity or unenforceability, in whole or in part, or any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

26.Participation of Parties; Construction.  The parties hereto acknowledge that this Agreement and all matters contemplated herein have been negotiated between both of the parties hereto and their respective legal counsel and that both parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof.  The parties hereto acknowledge that they have each read this Agreement and understand the effect of its provisions. Accordingly, this Agreement shall be interpreted and construed without reference to any rule requiring that this Agreement be interpreted or construed against the party causing it to be drafted.

27.Independent Counsel.  The Executive acknowledges that counsel to the Company has not represented him nor provided him with legal or other advice in connection with the transactions contemplated by this Agreement and that he has been urged to seek independent legal, tax and financial advice in order to analyze the risks and merits of the transactions contemplated by this Agreement.

28.Director and Officer Insurance; Indemnification.  The Company shall indemnify the Executive to the same extent as it indemnifies its other Named Executive Officers, and the Company shall provide coverage for the Executive under its policies of Director’s and Officer’s insurance as the same may be in effect from time to time.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

THE COMPANY:

BBX CAPITAL CORPORATION,

a Florida corporation

By:/s/ Steven Coldren

     Steve Coldren,  Compensation Committee      Chairman

THE EXECUTIVE:

By: /s/ Jarett Levan

       Jarett Levan